Exhibit 21.1
Subsidiaries of ZoomInfo Technologies Inc.

Name of Subsidiary	Jurisdiction of Incorporation or Organization
ZoomInfo Intermediate Inc.	Delaware
ZoomInfo Holdings LLC	Delaware
ZoomInfo Midco LLC	Delaware
ZoomInfo LLC	Delaware
Clickagy LLC	Delaware
ZoomInfo Technologies LLC	Delaware
ZoomInfo Finance Corp.	Delaware
Neverbounce, LLC	Delaware
ZoomInfo Ruby LLC	Delaware
ZoomInfo International, LLC	Delaware
Comparably LLC	Delaware
ZoomInfo Razor LLC	Delaware
ZoomInfo Apollo LLC	Delaware
Datanyze, LLC	Delaware
DiscoverOrg Acquisition (Komiko), LLC	Delaware
ZoomInfo Israel Ltd.	Israel
ZoomInfo Technologies India Private Limited (formerly InsentApp India Private Limited)	India
ZI Technology India GTM Private Limited	India
ZoomInfo Canada Corp.	Canada
ZoomInfo UK Ltd.	UK
EverString Technology, LLC	Delaware
Workbounce, Ltd.	UK